Exhibit (e)(7)

THE PEP BOYS – MANNY, MOE & JACK

2014 STOCK INCENTIVE PLAN

DEFERRED STOCK UNIT AGREEMENT

This DEFERRED STOCK UNIT AGREEMENT, dated as of the date (the “Date of Grant”) set forth in the Notice of Grant of Deferred Stock Units to which this Agreement is attached (the “Notice”), is delivered by The Pep Boys – Manny, Moe & Jack (the “Company”), to the individual (the “Grantee”) named in the Notice.

RECITALS

The Company’s 2014 Stock Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to shares of common stock (“Common Stock”) of the Company, in accordance with the terms and conditions of the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company has decided to make a stock-based award in the form of a grant of stock units, subject to the terms and conditions set forth in this Agreement as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      Grant of Deferred Stock Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee the number of deferred stock units (the “Deferred Stock Units”) specified in the Notice.  The Grantee accepts the Deferred Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the Deferred Stock Units.

2.                                      Deferred Stock Unit Account.  Deferred Stock Units represent hypothetical shares of Common Stock, and not actual shares of stock.  The Company shall establish and maintain a deferred stock unit account (the “DSU Account”), as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Deferred Stock Units granted to the Grantee.  The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the DSU Account established for the Grantee.  The DSU Account shall be established and maintained in accordance with the Guidelines.

3.                                      Vesting.  The Deferred Stock Units shall vest in quarterly increments over the first four three-month anniversaries of their grant date.

4.                                      Issuance of Shares.

(a)                                 The Company will issue to the Grantee one share of Common Stock in satisfaction of each Deferred Stock Unit; provided, however, that the value of any fractional shares shall be paid in cash.

(b)                                 Notwithstanding their earlier vesting, the shares underlying the Deferred Stock Units shall not be issued to the Grantee until as soon as practicable following the date that the Grantee no longer serves as a member of the Company’s Board of Directors.

(c)                                  The Company’s obligation to deliver shares under this Agreement shall be subject to the Grantee’s satisfaction of all applicable income and employment withholding taxes.  Unless the Company has received a cash payment from the Grantee equal to the applicable income and employment withholding taxes before the close of business, on the date such withholding obligations arise, the Company shall withhold, from the shares of Common Stock otherwise issuable pursuant to this Agreement, the smallest number of shares with an aggregate Fair Market Value (as defined in the Plan) sufficient to satisfy the remaining amount of the minimum income and employment withholding taxes due at such time (including any additional withholding taxes resulting from the application of such shares).

(d)                                 The obligation of the Company to deliver shares shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e)                                  The Grantee agrees to be bound by the Company’s policies regarding the transfer of shares of Common Stock and understands that there may be certain times during the year in which the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or encumbering shares.

5.                                      Dividends. Until such time as the shares underlying the Deferred Stock Units are issued, the Grantee shall be entitled to receive any cash dividends that would have been paid with respect to the shares underlying the Deferred Stock Units if such shares had been issued and outstanding on the record date of such dividend.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event prior to the issuance of the shares underlying the Deferred Stock Units, the shares or other property that would have been paid with respect to the shares underlying the Deferred Stock Units if such shares had been issued and outstanding on the record date of such dividend shall be subject to the same terms and conditions (including any deferred issuance requirements) as the Deferred Stock Units to which they relate.

6.                                      Change of Control.  The provisions set forth in the Plan applicable to a Change of Control (as defined therein) shall apply to the Deferred Stock Units.

7.                                      Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance therewith.  The grant and payment of the Deferred Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares issued under the Plan, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Deferred Stock Units pursuant to the terms of the Plan, and its decisions shall be final, binding and conclusive as to any questions arising hereunder.

8.                                      No Employment or Other Rights.  The grant of the Deferred Stock Units shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment at any time.  The right of the Company to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

9.                                      No Stockholder Rights.  Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Common Stock underlying the Deferred Stock Units, until certificates (which may be in electronic form) for such shares have been issued in satisfaction of the Company’s obligations under such Deferred Stock Units.

10.                               Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan and the Guidelines, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  However, the Grantee may designate one or more persons as the beneficiary or beneficiaries of the Deferred Stock Units, and rights of the Grantee under this Agreement shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Grantee’s death prior to the issuance of the shares underlying the Deferred Stock Units.  Such beneficiary or beneficiaries shall take the Deferred Stock Units and all rights thereunder subject to all the terms and conditions of this Agreement.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Deferred Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Deferred Stock Units by notice to the Grantee, and the Deferred Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  Except to the extent otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of this award designated by Grantee.  This Agreement may be assigned by the Company without the Grantee’s consent.

11.                               Effect on Other Benefits.  The value of shares distributed with respect to the Deferred Stock Units shall not be considered eligible earnings for purposes of The Pep Boys Savings Plan.  Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

12.                               Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

13.                               Notice.  Except as otherwise specified above, any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll records of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest to this Deferred Stock Unit Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Attest:	THE PEP BOYS – MANNY, MOE & JACK

By:

I hereby accept the award of Deferred Stock Units described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan.  I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the Deferred Stock Units shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Grantee

Date